Exhibit 4.3

SECOND SUPPLEMENTAL INDENTURE

SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of January 2, 2018, among (i) each of the subsidiaries of Beacon Roofing Supply, Inc., a Delaware corporation (the “Company”), identified as a “New Guarantor” on Schedule I-A hereto (each, a “New Guarantor”), (ii) the Company, (iii) the existing Subsidiary Guarantor (as defined in the Indenture referred to below) identified as an “Existing Guarantor” on Schedule I-B hereto (the “Existing Guarantor”) and (iv) US Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the Existing Guarantor have heretofore executed and delivered to the Trustee an Indenture, dated as of October 1, 2015 (as supplemented by that certain Supplemental Indenture, dated as of October 1, 2015, and as amended, supplemented or otherwise modified from time to time, the “Indenture”), providing for the issuance of 6.375% Senior Notes due 2023 (the “Securities”);

WHEREAS Section 4.10 of the Indenture provides that under certain circumstances the Company is required to cause each New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which such New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee (as defined in the Indenture) on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantor are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors, the Company, the Existing Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

1. Agreement to Guarantee. Each New Guarantor hereby agrees, jointly and severally with the Existing Guarantor and each other New Guarantor, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

[Signatures follow]

2

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

ALLIED BUILDING PRODUCTS LLC

ALLIED BUILDING PRODUCTS CORP.

TRI-BUILT MATERIALS GROUP, LLC

PACSOURCE, LLC

RME ACQUISITION LLC

KAPALAMA KILGOS ACQUISITION CORP.

A.L. KILGO COMPANY, INC.

By:	/s/ Joseph M. Nowicki
Name:	Joseph M. Nowicki
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Second Supplemental Indenture]

BEACON ROOFING SUPPLY, INC.

By:	/s/ Joseph M. Nowicki
Name:	Joseph M. Nowicki
Title:	Executive Vice President, Chief
Financial Officer and Treasurer

BEACON SALES ACQUISITION, INC.

By:	/s/ Joseph M. Nowicki
Name:	Joseph M. Nowicki
Title:	Executive Vice President, Chief Financial Officer and Treasurer

[Second Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Donald T. Hurrelbrink
Name:	Donald T. Hurrelbrink
Title:	Vice President

[Second Supplemental Indenture]

Schedule I

A.	New Guarantors:

1.	Allied Building Products LLC

2.	Allied Building Products Corp.

3.	Tri-Built Materials Group, LLC

4.	PacSource, LLC

5.	RME Acquisition LLC

6.	Kapalama Kilgo Acquisition Corp.

7.	A.L. Kilgo Company, Inc.

B.	Existing Guarantor

1.	Beacon Sales Acquisition, Inc.